Exhibit (p)(3)

VERMILLION ASSET MANAGEMENT, LLC

CODE OF CONDUCT AND INSIDER TRADING POLICIES SUPPLEMENT FOR VERMILLION PERSONNEL

As a Supervised Person of Vermillion Asset Management, LLC (“VAM” or the “Firm”), in addition to the specific VAM policies and procedures found in Tab 3, you are expected to adhere to all of The Carlyle Group and Global Market Strategies Group Policies found at Tabs 1 and 2 of this Manual, including The Carlyle Group Code of Conduct (the “Carlyle Code of Conduct”) and the policies listed below (the listed policies are referred to collectively as the “Insider Trading Policies”). Your compliance with these policies is critical to VAM’s ability to meet its obligations as a fiduciary.

This Supplement summarizes how VAM implements the Carlyle Code of Conduct and Insider Trading Policies. Specifically, this Supplement (i) identifies the VAM personnel responsible for implementation of the Carlyle Code of Conduct and Insider Trading Policies within VAM, (ii) identifies the persons to whom VAM Supervised Persons should direct questions, reports and requests under the Carlyle Code of Conduct and Insider Trading Policies, and (iii) summarizes particular areas in which VAM supplements, or adheres to procedures distinct from, procedures in the Carlyle Code of Conduct and Insider Trading Policies.

Insider Trading Policies:

1.	The Carlyle Group Statement of Policies and Procedures Regarding Material Non Public Information and the Prevention of Insider Trading (the “Carlyle Insider Trading Policy”);

2.	The Carlyle Group Insider Trading Policies and Procedures for Carlyle Global Market Strategies Group (the “Global Market Strategies Insider Trading Policy”);

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3.	The Carlyle Group Policies and Procedures Regarding the Information Barrier for Carlyle Global Market Strategies (“Global Market Strategies Information Barrier Policy”);

4.	Policies and Procedures Regarding the Information Barrier for Vermillion Asset Management, LLC, Carlyle Energy Mezzanine Opportunity Fund Group and Carlyle Quantitative Strategies Group (“VAM/CEMOF/CQSG Information Barrier Policy”);

5.	The Carlyle Group/Global Solutions Group Information Barrier and Policies (“Solutions Information Barrier Policy”);

6.	The Carlyle Group/TCW Information Barrier Policy (“TCW Information Barrier Policy); and

7.	The Carlyle Group Avalon Advisors Information Barrier Policy (“Avalon Information Barrier Policy”).

Implementation of the Carlyle Policies by the VAM CCO. The VAM Chief Compliance Officer (the “VAM CCO”) is responsible for ensuring the implementation of VAM’s compliance program, including with respect to the Carlyle Code of Conduct and Insider Trading Policies, as well as the other Policies found at Tabs 1 and 2 of this Manual.1 We expect VAM personnel to bring any questions or concerns about the policies and their applicability to the VAM CCO. The VAM CCO will consult with the Carlyle Global Market Strategies Chief Legal Officer (“GMS CLO”), The Carlyle Group Global Chief Compliance Officer (“Global CCO”) or VAM’s Operating Committee (the “Operating Committee”), as appropriate.

Review and Pre-Clearance of Personal Securities Transactions. All VAM personnel are “Access Persons” as that term is used in the Insider Trading Policies. Access Persons are to report their personal securities transactions through the Carlyle automated compliance system (“PTCC”). These reports will be reviewed as provided in the Insider Trading Policies.

[1]	The VAM CCO, Christopher Zuech, is responsible for the execution of the duties assigned to the chief compliance officer in VAM’s Compliance Manual. With respect to the administration of the policies and procedures in the Compliance Manual, including the policies and procedures at Tabs 1 and 2, references to the VAM CCO should be read to include, as appropriate the VAM CCO and his designees.

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VAM requires pre-clearance of all personal securities transactions, including purchases and sales of ETFs, by Access Persons. Pre-clearance requests are submitted through PTCC and reviewed by Carlyle compliance personnel (“Carlyle Compliance”). Any request that relates to a security or other asset held by a VAM Advisory Client will be denied through PTCC. Any questions regarding the application of the Insider Trading Policies’ restrictions on personal trading also are to be directed to the VAM CCO, who will consult with the GMS CLO and/or the Global CCO, as appropriate. VAM personnel are reminded that, pursuant to the Carlyle Insider Trading Policy, securities purchased or sold by VAM personnel (and their spouses, minor children and other immediate family members of the household) must not be sold (or purchased) within sixty (60) calendar days of a matching transaction; provided that such holding period does not apply to transactions in ETFs.

The Carlyle Code of Conduct and the Insider Trading Policies prohibit VAM personnel from trading in any security of any issuer listed on the restricted trading lists applicable to all Carlyle personnel. In addition, VAM prohibits Access Persons from buying or selling in their personal brokerage accounts (i) any commodity interest, and (ii) any securities issued by, or related to, a company which is currently held in the portfolio of any Advisory Client.2 Notwithstanding the foregoing, Access Persons may buy or sell an exchange-traded fund (ETF) that includes commodity interests, or that is also held by Advisory Clients, provided that pre-clearance will be granted only if the VAM CCO determines that the trade will not adversely affect any Advisory Client. VAM investment personnel who have responsibilities with respect to any registered investment company Advisory Client are subject to additional personal trading restrictions as set forth in VAM’s Supplemental Policies and Procedures for Registered Investment Company Advisory Clients, found at Tab 3, Appendix J of VAM’s Compliance Manual.

Requests for Approvals for Outside Business Activities and Certain Personal Investments. The Carlyle Code of Conduct requires that certain outside activities and particular personal investments (e.g., initial public offerings, private placements) be

[2]

“Advisory Client” means any pooled investment vehicle, registered investment company (“RIC”), or other account for which VAM provides investment advice and/or places trades on a discretionary basis, and may include Funds, RICs, or other accounts in which VAM, its members, officers, partners, directors (or other person occupying a similar status or performing similar functions), employees or affiliates have an interest. The persons who invest in the Funds are generally referred to as “Investors.” Unless otherwise expressly stated herein, the term “Advisory Clients” does not include “Investors” and “Investors” does not refer to the public unit holders of The Carlyle Group L.P.

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pre-approved and that potential conflicts of interest be cleared. VAM personnel are to direct all of their requests for such approvals to the VAM CCO. To the extent such requests are not expressly permitted under the provisions of the Code of Conduct, the VAM CCO will consult with the GMS CLO or the Global CCO with respect to final disposition.

Requests for Exemptions. Requests for exemptions under the Insider Trading Policies or the Carlyle Code of Conduct are to be directed to the VAM CCO, who will consult with the GMS CLO and the Global CCO with respect to final disposition.

Subpoenas or Other Legal Process. VAM personnel are not permitted to organize the release of information in response to a subpoena or other legal process without approval of the VAM CCO. All VAM personnel shall immediately forward to the VAM CCO any subpoena or other legal process. Upon receipt, the VAM CCO will notify the GMS CLO, who will notify the Carlyle General Counsel.

Restricted List Procedures.

The Carlyle Group maintains multiple lists of restricted issuers or securities that are applicable to Carlyle personnel and Advisory Clients. The lists that are applicable to VAM currently include (i) “The Carlyle Personnel Restricted Trading List,” which applies to all Carlyle personnel, including VAM personnel, regarding their personal investments, and (ii) the “VAM/CEMOF/CQSG Restricted Trading List,” which applies to Advisory Clients of VAM, Carlyle Energy Mezzanine Opportunity Fund Group (“CEMOF”) and Carlyle Quantitative Strategies Group (“CQSG”).

VAM personnel will not be permitted to access material, non-public information or agree to accept material, non-public information (such as by executing a non-disclosure agreement) for any issuer of securities (whether or not the issuer has publicly traded securities) without prior authorization from the VAM CCO, as further described in Exhibit A (Guidelines for Adding Names to the VAM/CEMOF/CQSG Restricted Trading List) hereto. VAM will be consulted regarding additions to the VAM/CEMOF/CQSG Restricted Trading List that are proposed by CEMOF or CQSG personnel, as outlined in Exhibit A.

Relevant VAM personnel may check the VAM/CEMOF/CQSG Restricted Trading List by (i) reviewing a current electronic or hard copy of the entire VAM/CEMOF/CQSG Restricted Trading List or (ii) obtaining approval through other means approved by the VAM CCO. Only Carlyle Compliance may remove a name from the lists and Carlyle

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Compliance will document the reason(s) for removal. If an issuer has been added to the VAM/CEMOF Restricted Trading List as a consequence of VAM activity, Carlyle Compliance will consult with the VAM CCO with respect to removing the issuer from the list.

VAM will be subject to restrictions on trading, on behalf of Advisory Clients, in instruments of issuers on the VAM/CEMOF/CQSG Restricted Trading List. VAM personnel will be subject to restrictions on personal trading in instruments of issuers on The Carlyle Personnel Restricted Trading List. No exceptions to trading prohibitions will be granted unless approved by both the VAM CCO and the GMS CLO.

VAM personnel who believe they have obtained material non-public information must promptly contact the VAM CCO.

Carlyle Portfolio Company List Procedures

The Carlyle Portfolio Company List, which is a list of issuers the equity of which is held by Carlyle advisory clients and that have been designated Carlyle Portfolio Companies, will be made available to VAM and its personnel. Carlyle also will furnish daily to VAM a spreadsheet that specifies potential legal and contractual restrictions that may impact an investment by Carlyle affiliates, including VAM, in the debt of Carlyle Portfolio Companies as a result of the companies’ status as affiliates of Carlyle.

VAM and the rest of Global Market Strategies may not trade in the equity or convertible debt of any company on the Carlyle Portfolio Company List without trade-by-trade pre-approval from the Global CCO, Carlyle General Counsel or GMS CLO. In connection with a request for pre-approval, the relevant portfolio manager must consult with the VAM CCO and the GMS CLO regarding potential legal and contractual restrictions on an affiliate’s investment in the equity of the company, and the impact of such restrictions on the investment and the ongoing prosecution of the manager’s strategy with regard to that investment.

While VAM will not commonly invest in debt instruments, with respect to any potential investment VAM may consider in the debt of a borrower that is on the Carlyle Portfolio Company List, the relevant VAM portfolio manager must consult with the VAM CCO and the GMS CLO, prior to making such investment. That consultation will be with respect to any potential legal and contractual restrictions on an affiliate’s debt investment in the company, and the impact of such restrictions on the investment and on the ongoing implementation of the manager’s strategy with regard to that investment.

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The VAM CCO is responsible for notifying the VAM Operating Committee and the GMS CLO (who will notify the Carlyle General Counsel and Global CCO) of any VAM purchase of the equity (including convertible debt) or debt of any company on the Carlyle Portfolio Company List, whether primary (i.e., direct purchases from the issuer or its affiliates) or secondary.

Use of Expert Networks/Paid Consultants. VAM currently does not anticipate using experts sourced through aggregators in connection with securities investment analyses. To the extent VAM uses consultants in connection with its commodities trading, or determines in the future to use consultants in connection with its securities trading, the VAM CCO will coordinate with the GMS CLO when conducting diligence with respect to such consultants and in regard to the terms of any contract or other written agreement with such consultant. In addition, in accordance with the Carlyle Insider Trading Policy, VAM personnel are required to obtain pre-approval from the VAM CCO or his designee in connection with engaging any paid expert.

VAM’s Gift and Entertainment Policy. The VAM CCO will have authority to pre-approve gifts and entertainment in accordance with the provisions of Section G (Gifts and Entertainment) of the Carlyle Code of Conduct and will be responsible for maintaining the required books and records with respect to gifts and entertainment, including VAM’s gift log. In addition, VAM personnel must report any gift or entertainment through PTCC, regardless of value, given or received in connection with that person’s employment or association with VAM. As provided in the Carlyle Code of Conduct, gifts are limited to a $500 market value, unless otherwise pre-approved. In addition, gifts to or from a broker-dealer firm or its associated persons should not exceed $100. Entertainment that is expected to exceed $1500 in value requires pre-approval.

Anti-Money Laundering Regulations. VAM has contracted with SS&C Fund Services (“SS&C”) to provide anti-money laundering compliance services with respect to the private funds and any separately-managed accounts advised by VAM, as provided in such contract. SS&C reports to the VAM CCO. The VAM CCO will consult with the GMS CLO and the Operating Committee with respect to any suspicious disclosures, activities or questions raised by SS&C or of which the VAM CCO otherwise becomes aware.

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Sanctions. The VAM partners, in consultation with the other members of the Operating Committee, will consider reports made to it and, on determining that a violation of the Carlyle Code of Conduct, the Carlyle Insider Trading Policies or this Code of Conduct Supplement has occurred, may impose such sanctions or remedial action as they deem appropriate or to the extent required by law. These sanctions may include, among other things, disgorgement of profits, suspension or termination of employment and/or criminal or civil penalties.

Notification of Certain Matters to the Operating Committee. The Operating Committee must approve (A) certain fund-related actions by VAM, such as, but not limited to, changing overall investment guidelines, starting or launching new funds, accounts or strategies, closing existing funds or forming separate series of limited partnership interests or classes of shares of any fund, and (B) operating matters that are not in the ordinary course of business.

1. VAM personnel are to alert the VAM CCO of any actions and matters that fall within (A) and (B) above as they arise.

2. The VAM CCO and the GMS CLO will meet periodically to review relevant VAM plans, proposals and operating matters that have come to their attention, to identify any actions and matters that fall within (A) and (B) above.

3. The VAM CCO and the GMS CLO are responsible for bringing actions and matters that they identify as falling within (A) and (B) above to the Operating Committee.

4. The VAM CCO also will alert the GMS CLO and the Operating Committee of the following matters as soon as practicable as they arise:

•	Lawsuits

•	Proposed disciplinary actions arising from legal or compliance matters

•	The need for regulatory-, compliance- or litigation-related investor disclosures (e.g., Form ADV mandated disclosures, disciplinary disclosures, disclosure of material changes)

•	Regulatory inquiries (including SEC, CFTC and NFA inspections, and inquiries by foreign authorities)

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•	Internal investigations

•	Notices of violations from the CFTC, NFA or exchanges

•	Other matters that are material to VAM’s operations

5. In addition, the VAM CCO will alert the GMS CLO promptly of any material regulatory, compliance or litigation matters as to which VAM determines to engage outside counsel for advice, and any proposed disposition of significant legal or compliance matters.

6. The VAM CCO also will alert the GMS CLO promptly if the VAM CCO becomes aware of any event that may be a disqualifying event under the SEC’s “bad actor” rules (Rule 926) with respect to any person associated with VAM to whom the rules apply.

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Exhibit A

Guidelines for Adding Names to VAM/CEMOF/CQSG

Restricted Trading List

1. Proposed Additions by VAM Personnel to the VAM/CEMOF/CQSG Restricted Trading List

VAM personnel are required to obtain the prior review and approval of the VAM CCO before signing a confidentiality agreement or accepting non-public information about any company, whether or not the company has publicly-issued securities.

The VAM CCO will seek the concurrence of the GMS CLO; provided, that if the GMS CLO does not concur, VAM can bring the matter to the Operating Committee for its determination.

If the receipt of non-public information about a particular issuer is approved, VAM personnel elect to go private, or receipt of private information is arranged or undertaken, Carlyle Compliance will place the name of that issuer on The Carlyle Personnel Restricted Trading List and the VAM/CEMOF/CQSG Restricted Trading List.

2. Consultation with VAM Regarding Proposed Additions by GMS Personnel Other than VAM Personnel to the VAM/CEMOF/CQSG Restricted Trading

CEMOF personnel are required to submit an Addition Request Form to the GMS CLO or his designee before signing a confidentiality agreement or accepting non-public information about a company, whether or not the company has publicly-issued securities. When an Addition Request Form is received, the GMS CLO or his designee will notify VAM and solicit VAM’s views on becoming restricted if the issuer that is the subject of the Addition Request Form has publicly-traded securities. CQSG personnel generally will not enter into confidentiality agreements or otherwise accept non-public information.

Carlyle Legal and Compliance will determine whether or not to approve the receipt of potentially restricting information, and whether or not to add a name to the VAM/CEMOF/CQSG Restricted Trading List and the Carlyle Personnel Restricted Trading List, as provided in the Global Market Strategies Insider Trading Policy.

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